Exhibit 99.10

[EXECUTION COPY]

Dated 14 February 2007

U.S.$150,000,000

9.750 per cent. Loan Participation Notes due 2010

issued by

STANDARD BANK PLC

for the sole purpose of financing a U.S.$150,000,000 loan to

JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

AGENCY AGREEMENT

5 Old Broad Street

London EC2N 1DW

(i)

THIS AGREEMENT is made on 14 February 2007

BETWEEN

(1)	STANDARD BANK PLC (the “Issuer”);

(2)	THE BANK OF NEW YORK as principal paying agent (the “Principal Paying Agent”);

(3)	ZURICH CANTONALBANK as Swiss paying agent (together with the Principal Paying Agent, the “Paying Agents”);

(5)	BNY CORPORATE TRUSTEE SERVICES LIMITED as trustee (the “Trustee”);

(6)	THE BANK OF NEW YORK (LUXEMBOURG) S.A. as registrar (the “Registrar”); and

(7)	THE BANK OF NEW YORK, THE BANK OF NEW YORK (LUXEMBOURG) S.A. and ZURICH CANTONALBANK together as transfer agents (the “Transfer Agent”).

WHEREAS

(A)	The Issuer has authorised the creation and issue of U.S.$150,000,000 in aggregate principal amount of 9.750 per cent. Loan Participation Notes due 2010 (the “Notes”) for the sole purpose of financing a loan (the “Loan”) to Joint Stock Company “First Ukrainian International Bank” (the “Borrower”) subject to, and in accordance with, the loan agreement between the Issuer and the Borrower dated 8 February 2007 (the “Loan Agreement”).

(B)	The Notes will constitute the obligations of the Issuer to account to the holders of the Notes for amounts equivalent to payments of principal, interest or, as the case may be, additional amounts (if any) actually received from the Borrower under the Loan Agreement less any amounts in respect of Reserved Rights (as defined in the Trust Deed).

(C)	The Notes will be constituted by and will in all respects be subject to and have the benefit of, a trust deed dated 14 February 2007 (as amended or supplemented from time to time, the “Trust Deed”) and made between the Issuer and the Trustee.

(D)	The Notes will be in registered form in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The Notes will be represented by a global note certificate (the “Global Note Certificate”), which will be exchangeable for individual note certificates (“Individual Note Certificates” and, together with the Global Note Certificate, “Note Certificates”) in the circumstances specified therein.

(E)	The Issuer, the Registrar, the Paying Agents and the Trustee wish to record certain arrangements which they have made in relation to the Notes.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following expressions have the following meanings:

“Account” means the account with the account number 5737638400 in the name of the Lender with The Bank of New York;

“Agents” means the Registrar and the Transfer Agents and the Paying Agents and “Agent” means any one of the Agents;

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in New York and London and in the city where the Specified Office of the Principal Paying Agent is located;

“Clearing Systems” means Euroclear and Clearstream, Luxembourg;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme;

“Common Depositary” means The Bank of New York, designated for its role by Euroclear and Clearstream, Luxembourg;

“Conditions” means the Terms and Conditions of the Notes (as scheduled to the Trust Deed and as modified from time to time in accordance with their terms), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Noteholder” means the holder of a Note for the time being and “Noteholders” shall be construed accordingly;

“Paying Agent”, “Principal Paying Agent”, “Registrar” and “Transfer Agent” include any successors thereto appointed from time to time in accordance with Clause 11 (Changes in Agents) and any of their respective Successors and “Paying Agent” and “Transfer Agent” means any one of the Paying Agents and the Transfer Agent, respectively;

“Put Option Exercise Notice” means a notice pursuant to which a Holder elects to have its Notes repurchased under any offer made by the Issuer pursuant to Condition 5(c) (Redemption upon a Put Event), substantially in the form set out in Schedule 3 (Form of Put Option Exercise Notice) or such other form as may from time to time be agreed between the Issuer, the Principal Paying Agent and the Trustee and distributed to each Agent;

“Regulations” means the regulations concerning the transfer of Notes as the same may from time to time be promulgated by the Issuer and approved by the Registrar and the Trustee (the initial such regulations being set out in Schedule 1 (Regulations concerning transfers and registration of Notes);

“Replacement Agents” means the Registrar and the Paying Agent having its Specified Office in Switzerland;

“Required Agent” means any Paying Agent or Transfer Agent (which expression shall include, for the purposes of this definition only, the Registrar) which is the sole remaining Paying Agent or (as the case may be) Transfer Agent with its Specified Office in any city where a stock exchange on which the Notes are listed requires there to be a Paying Agent or (as the case may be) a Transfer Agent;

“Specified Office” means, in relation to any Agent:

(a)	the office specified against its name in Schedule 2 (Specified Offices of the Agents); or

(b)	such other office as such Agent may specify in accordance with Clause 11.8 (Changes in Specified Offices);

“Successor” means, in relation to any person, an assignee or successor in title of such person who, under the law of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such person under this Agreement or to which under such laws the same have been transferred;

“Trustee” includes all persons for the time being appointed as trustee or trustees under the Trust Deed; and

“U.S.$” and “U.S. dollars” denote the lawful currency for the time being of the United States of America.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Principal and Interest

In this Agreement, any reference to principal or interest includes any additional amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions and the Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Loan Agreement, the Conditions and the Trust Deed.

1.5	Statutes

Any reference in this Agreement to a statute, any provision thereof or to any statutory instrument, order or regulation made thereunder shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	APPOINTMENT OF THE AGENTS

2.1	Appointment

The Issuer, and for the purposes of Clause 8.5 (Agents to act for Trustee) only, the Trustee, appoints each Agent as its agent in relation to the Notes for the purposes specified in this Agreement, the Trust Deed and in the Conditions.

2.2	Acceptance of Appointment

Each Agent accepts its appointment as agent of the Issuer, and, in respect of Clause 8.5 (Agents to act for Trustee), the Trustee in relation to the Notes and agrees to comply with the provisions of this Agreement. Each Agent shall be deemed to have notice of the provisions of the Trust Deed and the Conditions.

3.	THE NOTES; AUTHENTICATION

3.1	Global Note Certificate

On the Closing Date (a) the Issuer shall deliver the Global Note Certificate to the Registrar for authentication, and (b) the Registrar shall deliver the authenticated Global Note Certificate to the Common Depositary.

3.2	Availability of Individual Note Certificates

If the Issuer is required to deliver Individual Note Certificates pursuant to the terms of the Global Note Certificate, the Issuer shall promptly arrange for a stock of Individual Note Certificates (unauthenticated and with the names of the registered Holders left blank but executed on behalf of the Issuer and otherwise complete) to be made available to the Registrar. The Issuer shall, subject to being reimbursed therefore by the Borrower, also arrange for such Global Note Certificates and Individual Note Certificates as are required to enable the Registrar and the Replacement Agents to perform their respective obligations under Clause 4 (Exchanges of Global Note Certificate for Individual Note Certificates), Clause 5 (Transfers of Notes) and Clause 6 (Replacement Note Certificates) to be made available to or to the order of the Registrar and the Replacement Agents from time to time.

3.3	Authority to Authenticate

Each of the Registrar and the Replacement Agents is authorised by the Issuer to authenticate the Global Note Certificate and the Individual Note Certificates (if any) by the signature of any of its officers or any other person duly authorised for the purpose by the Registrar or (as the case may be) the Replacement Agents.

3.4	Duties of the Registrar and the Replacement Agents

The Registrar and each Replacement Agents shall hold in safe custody all unauthenticated Global Note Certificates and Individual Note Certificates delivered to it in accordance with Clause 3.2 (Availability of Individual Note Certificates) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Global Note Certificate (if applicable), the Individual Note Certificate (if applicable) and of the Conditions.

4.	EXCHANGES OF GLOBAL NOTE CERTIFICATE FOR INDIVIDUAL NOTE CERTIFICATES

If the Global Note Certificate becomes exchangeable for Individual Note Certificates in accordance with its terms, the Registrar shall authenticate and deliver to each person designated by a Clearing System an Individual Note Certificate in accordance with the terms of this Agreement, the Trust Deed and the Global Note Certificate. Following the exchange of the last interest in the Global Note Certificate, the Registrar shall cause the Global Note Certificate to be cancelled.

5.	TRANSFERS OF NOTES

5.1	Maintenance of the Register

The Registrar shall maintain outside the United Kingdom a full and complete register (the “Register”) in respect of the Notes, which shall be kept at its Specified Office in accordance with the Conditions and be made available by the Registrar to the Issuer, the Trustee and the other Agents for inspection. The Register shall show the aggregate principal amount, serial numbers and dates of issue of Note Certificates, the names and addresses of the initial Holders thereof and the aggregate principal amount of Notes held thereby and the dates of all transfers to, and the names and addresses of, all subsequent Holders thereof and the aggregate principal amount of Note Certificates transferred thereto, all cancellations of Note Certificates and all replacements of Note Certificates.

5.2	Registration of Transfers in the Register

The Registrar shall receive requests for the transfer of Notes in accordance with the Conditions and the Regulations and shall make the necessary entries in the Register.

5.3	Transfer Agent to Receive Requests for Transfers of Notes

The Transfer Agent shall receive requests for the transfer of Notes in accordance with the Conditions and the Regulations and assist, if required, in the issue of new Note Certificates to give effect to such transfers and, in particular, upon any such request being duly made, shall promptly notify the Registrar of:

(a)	the aggregate principal amount of the Notes to be transferred;

(b)	the name(s) and addresses to be entered on the Register of the Holder(s) of the new Note Certificate(s) to be issued in order to give effect to such transfer; and

(c)	the place and manner of delivery of the new Note Certificate(s) to be delivered in respect of such transfer,

and shall forward the Note Certificate(s) relating to the Notes to be transferred (with the relevant form(s) of transfer duly completed) to the Registrar with such notification.

5.4	Miscellaneous

Upon notification by the Issuer of receipt of service of demands, requests, instructions, orders, judgements or awards, the Registrar shall (to the extent required by law) forthwith make such entries in the Register to give effect to such demands, requests, instructions, orders, judgments or awards.

6.	REPLACEMENT NOTE CERTIFICATES

6.1	Delivery of Replacements

Subject to receipt of replacement Global Note Certificates and/or Individual Note Certificates (as the case may be), each Replacement Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), complete, authenticate and deliver a Global Note Certificate or Individual Note Certificate which the Issuer has determined to issue as a replacement for any Global Note Certificate or Individual Note Certificate which has been mutilated or defaced or which has been or is alleged to have been destroyed, stolen or lost; provided, however, that a Replacement Agent shall not deliver any Global Note Certificate or Individual Note Certificate as a replacement for any Global Note Certificate or Individual Note Certificate which has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Global Note Certificate or Individual Note Certificate until the applicant has furnished the Replacement Agent with such evidence and indemnity as the Issuer and/or the Replacement Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

6.2	Replacements to be Numbered

Each replacement Global Note Certificate or Individual Note Certificate delivered hereunder shall bear a unique serial number.

6.3	Cancellation and Destruction

Each Replacement Agent shall cancel and destroy each mutilated or defaced Global Note Certificate or Individual Note Certificate surrendered to it in respect of which a replacement Note Certificate has been delivered.

6.4	Notification

Each Replacement Agent shall notify the Issuer, the other Agents and the Trustee of the delivery by it of any replacement Global Note Certificate or Individual Note Certificate, specifying the serial number thereof and the serial number (if any and if known) of the Global Note Certificate or Individual Note Certificate which it replaces and confirming (if such is the case) that the Global Note Certificate or Individual Note Certificate which it replaces has been cancelled and destroyed.

7.	PAYMENTS TO THE PRINCIPAL PAYING AGENT

7.1	Issuer to pay Principal Paying Agent

In order to provide for the payment of principal, interest and additional amounts, if any, in respect of the Notes as the same become due and payable, the Issuer shall, subject to the receipt of the relevant funds from the Borrower under the Loan Agreement, pay or cause to be paid to the Account on or before the date which is two Business Days before the day on which such payment becomes due under the Notes, an amount equal to the amount of principal, interest and/or (as the case may be) additional amounts, if any, falling due in respect of the Notes on such date.

7.2	Manner and Time of Payment

Each amount payable under Clause 7.1 (Issuer to pay Principal Paying Agent) shall be paid unconditionally by credit transfer in U.S. dollars and in same day, freely transferable, cleared funds not later than noon (London time) on the relevant day to the Account. The Issuer will use its reasonable efforts to procure that the Borrower ensures that on the second Business Day immediately preceding the date on which any payment is to be made pursuant to Clause 7.1 (Issuer to pay Principal Paying Agent), the Principal Paying Agent shall receive a payment confirmation by fax from the paying bank of the Borrower.

7.3	Exclusion of Liens and Interest

Pursuant to Clause 4 (Note Security) of the Trust Deed and the Security Interests (as defined therein), the Issuer has charged by way of first fixed charge in favour of the Trustee all of its rights, title and interest in and to all sums of money now or in the future deposited in the Account, together with the debt represented thereby (except to the extent such debt relates to Reserved Rights). Subject to such charge, the Principal Paying Agent shall be entitled to deal with each amount paid to the Account under this Clause 7.3 (Exclusion of Liens and Interest) in the same manner as other amounts paid to it as a banker by its customers; provided, however, that:

(a)	it shall not exercise against the Issuer, the Trustee or any other person any lien, right of set-off or similar claim in respect thereof;

(b)	it shall not be liable to any person for interest thereon; and

(c)	money held by it need not be segregated except as required by law.

7.4	Application by Principal Paying Agent

The Principal Paying Agent shall (and is hereby authorised by the Issuer to) apply in accordance with Clause 8 (Payments to Noteholders) each amount paid to the Account and shall not be obliged to repay to the Issuer any such amount unless the claim for the relevant payment becomes void under Condition 8 (Prescription), in which event it shall refund at the written request of the Issuer or pursuant to its order such portion of such amount as relates to such payment by paying the same by credit transfer in U.S. dollars to such account with such bank in New York as the Issuer has by notice to the Principal Paying Agent specified for the purpose. The Issuer shall refund to the Borrower such amounts so received by the Issuer from the Principal Paying Agent by paying the same by credit transfer in U.S. dollars to such account with such bank as the Borrower has by written notice to the Issuer specified for such purpose.

7.5	Failure to Pay

If the Principal Paying Agent has not, on the due date in accordance with the Conditions, received unconditionally the full amount in U.S. dollars of the moneys payable on such date, it shall forthwith notify the Borrower, the Issuer, the Trustee and each other Paying Agent. If the Principal Paying Agent subsequently receives confirmation of such payment instructions, it shall forthwith notify the Borrower, the Issuer, the Trustee and each other Paying Agent.

7.6	Obligation of Issuer

The obligations of the Issuer under Clause 7.1 (Issuer to pay Principal Paying Agent) of this Clause 7.6 (Obligation of Issuer) are solely to make payments of amounts in aggregate equal to and in the same currency as each sum actually received by or for the account of the Issuer pursuant to the Loan Agreement in respect of principal, interest, Additional Amounts, Tax Indemnity Amounts or other amounts (if any) (less any amounts in respect of the Reserved Rights which are payable solely to the Issuer as aforesaid).

8.	PAYMENTS TO NOTEHOLDERS

8.1	Payments by the Paying Agents

Subject to the payments to the Account being duly made pursuant to Clause 7.1 (Issuer to pay Principal Paying Agent) and subject to the receipt of the relevant information from the Registrar as provided in sub-clause 8.1 (e), each Paying Agent acting through its Specified Office shall make payments of principal, interest and additional amounts, if any, in respect of Notes in accordance with the Conditions and, so long as the Notes are evidenced by the Global Note Certificate, the terms thereof; provided, however, that:

(a)	if any Global Note Certificate or Individual Note Certificate is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer, the Trustee and (if such Paying Agent is not the Principal Paying Agent) the Principal Paying Agent of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer (or, for the purposes of Clause 8.5 (Agents to act for Trustee) only, the Trustee) and the Principal Paying Agent has received the amount to be so paid;

(b)	a Paying Agent shall not be obliged (but shall be entitled) to make such payments if:

(i)	in the case of the Principal Paying Agent, it has not received the full amount of any payment due to it under Clause 7.1 (Issuer to pay Principal Paying Agent); or

(ii)	in the case of any other Paying Agent:

(A)	it has been notified in accordance with Clause 7.5 (Failure to Pay) that the relevant payment has not been received, unless it is subsequently notified that such payment has been received; or

(B)	it is not able to establish that the Principal Paying Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 7.1 (Issuer to pay Principal Paying Agent);

(c)	each Paying Agent shall cancel each Note Certificate against presentation and surrender of which it has made full payment and shall deliver each Note Certificate so cancelled by it to, or to the order of, the Registrar; and

(d)	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall (i) make such payment after such withholding or deduction has been made, (ii) account to the relevant authorities for the amount so withheld or deducted, and (iii) notify in writing the Trustee and the Issuer of a deduction or withholding from any payment which it makes under this Agreement; and

(e)	at least ten days prior to each date on which a payment of principal or interest or any additional amounts (if any) are due in respect of the Notes, the Registrar shall notify the Principal Paying Agent of the names and addresses of the Noteholders to whom payment is due, the amount of the payment to each such Noteholder and any applicable payment instructions. No Paying Agent shall be liable for the failure to make any payment occasioned by any misinformation provided to it in this sub-clause 8.1 (e).

8.2	Exclusion of Liens and Commissions

No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 8.1 (Payments by the Paying Agents) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

8.3	Reimbursement by the Principal Paying Agent

If a Paying Agent other than the Principal Paying Agent makes any payment in accordance with Clause 8.1 (Payments by the Paying Agents):

(a)	it shall notify the Principal Paying Agent of the amount so paid by it and the serial number and principal amount of each Note Certificate in relation to which payment of principal or interest or any additional amount was made; and

(b)	subject to and to the extent that the relevant payments have been made to the Account in accordance with Clause 7.1 (Issuer to pay Principal Paying Agent) (whether or not at the due time), the Principal Paying Agent shall pay to such Paying Agent out of the funds received by it under Clause 7.1 (Issuer to pay Principal Paying Agent), by credit transfer in U.S. dollars and in same day, freely transferable, cleared funds to such account with such bank in New York City as such Paying Agent has by notice to the Principal Paying Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.

8.4	Partial Payment

If at any time and for any reason a Paying Agent makes a partial payment in respect of the Global Note Certificate or any Individual Note Certificate presented for payment to it, such Paying Agent shall endorse thereon a statement indicating the amount and the date of such payment. In addition, if, on any due date for payment, less than the full amount of any principal or interest or additional amounts (if any) is paid in respect of the Notes, the Registrar will note on the Register a memorandum of the amount and date of any payment then made and, if the Global Note Certificate or any Individual Note Certificate is presented for payment in accordance with the Conditions and no payment is then made, the date of presentation of the Global Note Certificate or (as the case may be) such Individual Note Certificate.

8.5	Agents to Act for Trustee

At any time after any Event of Default (as defined in the Loan Agreement) or Relevant Event (as defined in the Trust Deed) has occurred and is continuing, each Agent shall, if so required by notice given by the Trustee to the Issuer and the Agents (or such of them as are specified by the Trustee):

(a)	act thereafter, until otherwise instructed by the Trustee, as the agents of the Trustee in relation to payments and calculations to be made by or on behalf of the Trustee under the Trust Deed (save that the Trustee’s liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed and available to the Trustee for such purpose) and thereafter to hold all Note Certificates and all sums, documents and records held by them in respect of the Notes on behalf of the Trustee; and/or

(b)	deliver up all Note Certificates and all sums, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which any Agent is obliged not to release by any law or regulation.

9.	MISCELLANEOUS DUTIES OF THE AGENTS

9.1	Cancellation

The Issuer may from time to time deliver to the Registrar Note Certificates for cancellation, whereupon the Registrar shall cancel the same and shall make the corresponding entries in the Register.

9.2	Notes in Issue

As soon as practicable (and in any event within three months) after each date on which Notes fall due for redemption, the Registrar shall notify the Issuer and the Trustee of the serial numbers and principal amount of any Note Certificates against surrender of which payment has been made and of the serial numbers and principal amount of any Note Certificates (and the names and addresses of the Holders thereof) which have not yet been surrendered for payment.

9.3	Forwarding of Communications

Each Agent shall promptly forward to the Issuer and the Trustee a copy of any notice or communication addressed to the Issuer and the Trustee which is received by such Agent.

9.4	Maintenance of Records

Each of the Agents shall maintain records of all documents received by it in connection with its duties hereunder and shall make such records available for inspection at all reasonable times by the Issuer, the Trustee and the other Agents and, in particular the Registrar shall (a) maintain a record of all Note Certificates delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss and replacement and (b) upon written request, make such records available for inspection at all reasonable times by the Issuer, the Trustee and the other Agents.

9.5	Publication and Delivery of Notices

The Registrar shall, upon and in accordance with the instructions of the Issuer and/or the Trustee received at least ten days before the proposed publication date, arrange for the publication and delivery of any notice which is to be given to the Noteholders and shall supply a copy thereof to the other Agents, the Trustee, each stock exchange (if any) on which the Notes are then listed and each Clearing System. Such publication will be at the expense of the Issuer.

9.6	Documents Available for Inspection

The Issuer shall, at the Borrower’s expense (and subject to receipt of relevant funds from the Borrower), provide to each Agent and the Trustee:

(a)	such documents relating to the Issuer (in its capacity as legal issuer of the Notes) as may from time to time be required by the rules of the SWX Swiss Exchange (or such other stock exchange upon which the Notes are listed or quoted from time to time) to be made available at the Specified Office of the Paying Agent in Switzerland (or such other country as may be required by the rules of such other stock exchange); and

(b)	conformed copies of this Agreement, the Loan Agreement and the Trust Deed (including the Conditions and the form of the Global Notes, Individual Note Certificates and Coupons).

Each of the Agents shall make available for inspection during normal business hours at its Specified Office the documents referred to above.

9.7	Forms of Proxy and Block Voting Instructions

The Registrar shall, at the request of the Holder of any Note, make available uncompleted and unexecuted Forms of Proxy and issue Block Voting Instructions in a form and manner which comply with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed. The Registrar shall keep a full record of completed and executed Forms of Proxy received by it and will give to the Issuer and the Trustee, not less than 24 hours before the time appointed for any meeting or adjourned meeting, full particulars of duly completed Forms of Proxy received by it and of Block Voting Instructions issued by it in respect of such meeting or adjourned meeting.

9.8	Account

The Issuer requests and the Principal Paying Agent agrees to open the Account in the name of the Issuer for the purposes of receiving all payments due under the terms and conditions of the Notes. Such deposits will be made by or by the order of the Borrower and the Principal Paying Agent shall apply funds received in this account in accordance with the terms hereof.

9.9	Redemption upon a Put Event

Each Agent shall make available to Noteholders, during the period specified in Condition 5(c) (Redemption upon a Put Event) for the deposit of forms of the Put Option Exercise Notice, such forms upon request during usual business hours at its Specified Office. Upon receipt by a Paying Agent of a duly completed Put Option Exercise Notice and, in the case of a Put Option Exercise Notice relating to Notes evidenced by an Individual Note Certificate, such Individual Note Certificate in accordance with Condition 5(c), such Paying Agent shall notify the Issuer and the Trustee and (in the case of a Paying Agent other than the Principal Paying Agent) the Principal Paying Agent thereof indicating the principal amount of the Notes in respect of which such Change of Control Notice has been exercised and the serial number of the Individual Note Certificate evidencing such Notes. On the day which is the Business Day following the final day on which Noteholders may withdraw their tendered Notes and their election to require the Issuer to repurchase such Notes in accordance with Condition 5(c), the Principal Paying Agent shall notify the Issuer and the Trustee of the total aggregate amount of Notes in relation to which all Put Option Exercise Notices have been exercised. Any such Paying Agent with which a Individual Note Certificate is deposited shall hold such Individual Note Certificate on behalf of the depositing Noteholder (but shall not, save as provided below or in the Conditions, release it) until the Put Settlement Date, when it shall present such Individual Note Certificate to itself for payment of the repurchase moneys therefore in accordance with the Conditions and Clause 8 (Payments to Noteholders) and pay such amounts in accordance with the directions of the Noteholder contained in the relevant Put Option Exercise Notice; provided however that if, prior to the Put Settlement Date a Relevant Event or Event of Default (each as defined in the Trust Deed) has occurred and is continuing or upon due presentation of such Individual Note Certificate payment of such redemption moneys has not been paid into the Account in accordance with Clause 7.1 (Issuer to pay Principal Paying Agent) or is improperly withheld or refused, the relevant Paying Agent shall, without prejudice to the exercise of such option by the Noteholder, return such Individual Note Certificate to the Noteholder by mailing such Individual Note Certificate by uninsured post to, and at the risk of, the Noteholder at such address as may have been given by such Noteholder in the relevant Put Option Exercise Notice. Any Paying Agent which receives a Put Option Exercise Notice in respect of Notes represented by the Global Note Certificate shall make payment of the relevant repurchase moneys to the Put Settlement Date in accordance with the Conditions, Clause 8 (Payments to Noteholders) and the terms of the Global Note Certificate.

10.	TERMS OF APPOINTMENT

10.1	Rights and Powers

Each Agent may, in connection with its services hereunder:

(a)	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on a Note Certificate relating to any Note by any person (other than a duly executed form of transfer) or any notice of any previous loss or theft thereof, but subject to sub-clause 8.1(a), treat the registered Holder of any Note as its absolute owner for all purposes and make payments thereon accordingly;

(b)	assume that the terms of the Global Note Certificate and each Individual Note Certificate as issued are correct;

(c)	rely upon the terms of any notice, communication or other document believed by it to be genuine; and

(d)	engage and pay for the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (and such Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or permitted to be taken, in accordance with such advice and in good faith).

10.2	Extent of Duties

Each Agent shall only be obliged to perform the duties set out in this Agreement and the Notes. No Agent shall:

(a)	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and, for the purposes of Clause 8.5 (Agents to Act for Trustee) only, the Trustee; or

(b)	be responsible for or liable in respect of the legality, validity or enforceability of the Notes or any Note Certificate (other than in respect of authentication of Note Certificates by it in accordance with this Agreement) or any act or omission of any other person (including, without limitation, any other Agent).

10.3	Freedom to Transact

Each Agent may purchase, hold and dispose of Notes and may enter into any transaction (including, without limitation, any depositary, trust or agency transaction) with any Noteholders or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

10.4	Acknowledgment

Each Agent accepts that the Issuer shall have no liability, obligation or responsibility to it in respect of this Agreement other than as specified herein, or for the performance of the Borrower’s obligations under or in connection with the Loan Agreement, or for any fees, commissions and expenses or other sums specified herein or for the performance and capacity of the Borrower in respect of its obligations under or in connection with the Loan Agreement. In particular, nothing contained in this Agreement shall require the Issuer to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations or duties or the exercise of any right, power, authority or discretion hereunder until it has received from the Borrower the funds that are necessary to cover the costs and expenses in connection with such performance of exercise.

11.	CHANGES IN AGENTS

11.1	Resignation

Any Agent may resign its appointment upon not less than 30 days’ notice to the Issuer (with a copy to the Trustee and, in the case of an Agent other than the Principal Paying Agent or the Registrar, to the Principal Paying Agent and the Registrar); provided, however, that:

(a)	if such resignation would otherwise take effect less than 30 days before or after the maturity date or other date for redemption of the Notes or any interest payment date in relation to the Notes, it shall not take effect until the thirtieth day following such date; and

(b)	in the case of the Registrar, the Principal Paying Agent or a Required Agent, such resignation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agents) or Clause 11.5 (Agents may Appoint Successors) and notice of such appointment has been given to the Noteholders.

11.2	Revocation

The Issuer may (with the prior written approval of the Trustee) revoke its appointment of any Agent by not less than 30 days’ notice to such Agent (with a copy, in the case of an Agent other than the Principal Paying Agent or the Registrar, to the Principal Paying Agent and the Registrar); provided, however, that, in the case of the Registrar, the Principal Paying Agent or any Required Agent, such revocation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agents) or Clause 11.5 (Agents may Appoint Successors) and previously approved in writing by the Trustee and notice of such appointment has been given to the Noteholders.

11.3	Automatic Termination

The appointment of any Agent shall terminate forthwith if (a) such Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Agent, (c) such Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Agent or the whole or any part of the undertaking, assets and revenues of such Agent is appointed (or application for any such appointment is made), (e) such Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Registrar, the Principal Paying Agent or any Required Agent is terminated in accordance with the preceding sentence, the Issuer shall forthwith appoint a successor in accordance with Clause 11.4 (Additional and Successor Agents).

11.4	Additional and Successor Agents

The Issuer may (with the prior written approval of the Trustee) appoint a successor registrar or principal paying agent and additional or successor, Transfer Agent or paying agents and shall forthwith give notice of any such appointment to the continuing Agents, the Noteholders and the Trustee, whereupon the Issuer, the continuing Agents, the Trustee and the additional or successor, registrar, principal paying agent, transfer agent or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

11.5	Agents may Appoint Successors

If the Principal Paying Agent or any Required Agent gives notice of its resignation in accordance with Clause 11.1 (Resignation) and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 11.4 (Additional and Successor Agents), the Registrar (as the case may be) Principal Paying Agent or Required

Agent may itself, following such consultation with the Issuer as is practicable in the circumstances and with the prior written approval of the Trustee, appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuer, the remaining Agents, the Trustee and the Noteholders, whereupon the Issuer, the remaining Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

11.6	Release

Upon any resignation or revocation taking effect under Clause 11.1 (Resignation) or Clause 11.2 (Revocation) or any termination taking effect under Clause 11.3 (Automatic Termination), the relevant Agent shall:

(a)	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clause 10 (Terms of Appointment) and Clause 11 (Changes in Agents));

(b)	in the case of the Registrar, deliver to the Issuer and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Registrar, of the records maintained by it in accordance with Clause 5.1 (Maintenance of the Register); and

(c)	forthwith (upon payment to it of any amount due to it in accordance with the provisions of this Agreement and the Loan Agreement transfer all moneys and papers (including any unissued Note Certificates held by it hereunder and any documents held by it pursuant to Clause 9.6 (Documents Available for Inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

11.7	Merger

Any legal entity into which any Agent or the Trustee is merged or converted or any legal entity resulting from any merger or conversion to which such Agent is a party shall, to the extent permitted by applicable law, be the successor to such Agent or, as the case may be, the Trustee without any further formality, whereupon the Issuer, the other Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer, the Trustee, the other Agents and the Noteholders.

11.8	Changes in Specified Offices

If any Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer and the Trustee has been obtained), it shall give notice to the Issuer (with a copy to the Borrower, the Trustee and the other Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Issuer shall at its own expense not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent is to terminate pursuant to any of the foregoing provisions of this Clause 11.8 (Changes in Specified Offices) on or prior to the date of such change) give notice thereof to the Noteholders.

12.	NOTICES

12.1	Addresses for Notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

(a)	Issuer: If to the Issuer, to it at:

Standard Bank Plc

Cannon Bridge House

25 Dowgate Hill

EC4R 2SB

Attention:	Sue Forman
Fax:	+44 (0) 207 815 4017

(b)	if to an Agent, to it at the address or fax number specified against its name in Schedule 2 (Specified Offices of the Agents) (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department therein specified; and

(c)	Trustee: if to the Trustee, to it at:

BNY Corporate Trustee Services Limited

One Canada Square,

London E14 5AL

Fax:	+44 (0) 207 964 6399
Attention:	Manager, Trustee Administration

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

12.2	Delivery

Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall, unless that other party has by 15 calendar days’ written notice to the same specified another address or fax number, be made or delivered to that other party at the address or fax number specified in Clause 12.1 (Addresses for Notices) and shall be effective upon receipt by the addressee on a business day in the city of the recipient; provided, however that (a) any such communication or document which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the city of the addressee and (b) any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified Clause 12.1 (Addresses for Notices), or such other department or officer as such other party shall from time to time specify for this purpose.

12.3	Notices to Noteholders

Any notice required to be given to Noteholders under this Agreement shall be given in accordance with the Conditions; provided, however, that, so long as the Notes are represented by a the Global Note Certificate, notices to Noteholders shall be given in accordance with the terms of the Global Note Certificate.

12.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

13.	LAW AND JURISDICTION

13.1	Governing Law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

13.2	English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

13.3	Appropriate Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4	Rights of the Agents and Trustee to take proceedings outside England

Clause 13.2 (English Courts) is for the benefit of the Agents and the Trustee only. As a result, nothing in this Clause 13.4 (Rights of the Agents and Trustee to take proceedings outside England) prevents the Agents or the Trustee from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Agents and the Trustee may take concurrent Proceedings in any number of jurisdictions.

14.	MODIFICATION

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders.

15.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

REGULATIONS CONCERNING TRANSFERS AND REGISTRATION OF NOTES

1.	The Notes are in the denomination of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

2.	Subject to paragraph 4 and paragraph 11 below, Notes may be transferred by execution of the relevant form of transfer under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. Where the form of transfer is executed by an attorney or, in the case of a corporation, under seal or under the hand of two of its officers duly authorised in writing, a copy of the relevant power of attorney certified by a financial institution in good standing or a notary public or in such other manner as the Registrar may require or, as the case may be, copies certified in the manner aforesaid of the documents authorising such officers to sign and witness the affixing of the seal must be delivered with the form of transfer. In this Schedule, “transferor” shall, where the context permits or requires, include joint transferors and shall be construed accordingly.

3.	The Note Certificate issued in respect of the Notes to be transferred must be surrendered for registration, together with the form of transfer (including any certification as to compliance with restrictions on transfer included in such form of transfer) endorsed thereon, duly completed and executed, at the Specified Office of the Registrar or any Transfer Agent, and together with such evidence as the Registrar or (as the case may be) the relevant Transfer Agent may reasonably require to prove the title of the transferor and the authority of the persons who have executed the form of transfer. The signature of the person effecting a transfer of a Note shall conform to any list of duly authorised specimen signatures supplied by the Holder of such Note or be certified by a financial institution in good standing, notary public or in such other manner as the Registrar or such Transfer Agent may require.

4.	No Noteholder may require the transfer of a Note to be registered during the period of 15 calendar days ending on the due date for any payment of principal or interest in respect of such Note.

5.	No Noteholder which has executed a Form of Proxy in relation to a Meeting may require the transfer of a Note covered by such Form of Proxy to be registered until the earlier of the conclusion of the Meeting and its adjournment for want of a quorum.

6.	The executors or administrators of a deceased Holder of a Note (not being one of several joint Holders) and, in the case of the death of one or more of several joint Holders, the survivor or survivors of such joint Holders, shall be the only persons recognised by the Issuer as having any title to such Note.

7.	Any person becoming entitled to any Notes in consequence of the death or bankruptcy of the Holder of such Notes may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Registrar or the relevant Transfer Agent may require (including legal opinions), become registered himself as the Holder of such Notes or, subject to the provisions of these Regulations, the Notes and the Conditions as to transfer, may transfer such Notes. The Issuer, the Transfer Agent, the Registrar and the Paying Agents shall be at liberty to retain any amount payable upon the Notes to which any person is so entitled until such person is so registered or duly transfers such Notes.

8.	Unless otherwise required by him and agreed by the Issuer and the Registrar, the Holder of any Notes shall be entitled to receive only one Note Certificate in respect of his holding.

9.	The joint Holders of any Note shall be entitled to one Note Certificate only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint Holder whose name appears first in the Register in respect of the joint holding.

10.	Where there is more than one transferee (to hold other than as joint Holders), separate forms of transfer (obtainable from the Specified Office of the Registrar or any Transfer Agent) must be completed in respect of each new holding.

11.	A Holder of Notes may transfer all or part only of his holding of Notes provided that both the principal amount of Notes transferred and the principal amount of the balance not transferred are in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. Where a Holder of Notes has transferred part only of his holding of Notes, a new Note Certificate in respect of the balance of such holding will be delivered to him.

12.	The Issuer, the Transfer Agent and the Registrar shall, save in the case of the issue of replacement Notes pursuant to Condition 9 (Replacement of Note Certificates), make no charge to the Holders for the registration of any holding of Notes or any transfer thereof or for the issue of any Notes or for the delivery thereof at the Specified Office of any Transfer Agent or the Registrar or by uninsured post to the address specified by the Holder, but such registration, transfer, issue or delivery shall be effected against such indemnity from the Holder or the transferee thereof as the Registrar or the relevant Transfer Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such registration, transfer, issue or delivery.

13.	Provided a transfer of a Note is duly made in accordance with all applicable requirements and restrictions upon transfer and the Note(s) transferred are presented to a Transfer Agent and/or the Registrar in accordance with the Agency Agreement and these Regulations, and subject to unforeseen circumstances beyond the control of such Transfer Agent or the Registrar arising, such Transfer Agent or the Registrar will, within five business days of the request for transfer being duly made, deliver at its Specified Office to the transferee or despatch by uninsured post (at the request and risk of the transferee) to such address as the transferee entitled to the Notes in relation to which such Note Certificate is issued may have specified, a Note Certificate in respect of which entries have been made in the Register, all formalities complied with and the name of the transferee completed on the Note Certificate by or on behalf of the Registrar; and, for the purposes of this paragraph, “business day” means a day on which commercial banks are open for business (including dealings in foreign currencies) in the cities in which the Registrar and (if applicable) the relevant Transfer Agent have their respective Specified Offices.

SCHEDULE 2

SPECIFIED OFFICES OF THE AGENTS

The Principal Paying Agent

The Bank of New York
One Canada Square
London E14 5AL

Fax:	+44 (0) 207 964 6399
Attention:	Corporate Trust Administration

The Paying Agent

Zurich Cantonalbank
Josefstrasse 222, CH-8005
P.O. Box, CH-8010
Zurich, Switzerland

Fax:	+41 44 293 67 32
Attention:	Capital Markets

The Registrar

The Bank of New York (Luxembourg) S.A.
Aerogolf Centre, 1A
Hoehenhof, L-1736 Senningerberg
Luxembourg

Fax:	+(352) 34 20 90 6035
Attention:	Peter Bun

SCHEDULE 3

FORM OF PUT OPTION EXERCISE NOTICE

To:	The Bank of New York		Zurich Cantonalbank
	One Canada Square		Josefstrasse 222, CH-8005
	London E14 5AL		P.O. Box, CH-8010
Zurich, Switzerland

	Fax:	+44 (0) 207 964 6399	Fax:	+41 44 293 67 32
	Attention:	Corporate Trust Administration	Attention:	Capital Markets

Standard Bank Plc

(incorporated as a bank under

the laws of England)

U.S. $150,000,000 9.750 per cent. Loan Participation Notes due 2010

PUT OPTION EXERCISE NOTICE

By depositing this duly completed form with the above Paying Agent for the above Notes (the “Notes”) in accordance with Condition 5(c), the undersigned Holder of the principal amount of Notes specified below [and deposited with this form - delete these words if Notes are represented by a Global Note] exercises its option to have such principal amount of Notes redeemed in accordance with Condition 5(c) on the Put Settlement Date.

This Notice relates to Note(s) in the aggregate principal amount of U.S.$          [represented by Notes bearing the following serial numbers:

]

Payment should be made by [complete and delete as appropriate]:

[U.S. Dollar cheque drawn on a bank in New York city and in favour of [name of payee] and mailed at the payee’s risk by uninsured airmail post to [name and addressee] at [addressee’s address].]

OR

[Transfer to [details of the relevant account maintained by the payee] with [name and address of the relevant bank].]

[If the Notes referred to above are to be returned to the undersigned in accordance with the Conditions and the Agency Agreement relating to the Notes, they should be returned by post to

[name and address of addressee]]

The undersigned acknowledges that any Notes so returned will be sent by uninsured airmail post at the risk of the Holder.

Name of Holder:

Signature of Holder:

Date:

[to be completed by Paying Agent:]

Received by:

[Signature and stamp of Paying Agent:]

At its office at

On

THIS NOTICE WILL NOT BE VALID UNLESS ALL OF THE PARAGRAPHS REQUIRING COMPLETION HAVE BEEN DULY COMPLETED

SIGNATURES

The Issuer

STANDARD BANK PLC

By:		By:

Name:	Carl Piccolo	Name:	Maria-Teresa Beyra
Title:	Senior V.P.	Title:	V.P.

The Principal Paying Agent

THE BANK OF NEW YORK

By:

Name:	STUART DAWKIN
Title:	AUTHORISED SIGNATORY

The Paying Agent

ZURICH CANTONALBANK

By:		By:

Name:	Rodolfo Straub	Name:	Anna-Marie Sommer
Title:	Member of the Senior Mgt	Title:	Member of the Management

The Trustee

BNY CORPORATE TRUSTEE SERVICES LIMITED

By:

Name:	STUART DAWKIN
Title:	AUTHORISED SIGNATORY

The Registrar

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

By:

Name:	STUART DAWKIN
Title:	AUTHORISED SIGNATORY